Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

Board of Directors
CMP Susquehanna Radio Holdings Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-143558) on form S-4 of CMP Susquehanna Radio Holdings Corp. and subsidiaries of our report dated March 31, 2008 with respect to the consolidated balance sheet of CMP Susquehanna Radio Holdings Corp. and subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income (loss), and cash flows for the year ended December 31, 2007 and for the period from May 5, 2006 (date of inception) through December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of CMP Susquehanna Radio Holdings Corp.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company adopted the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.

/s/ KPMG LLP
Atlanta, GA
April 15, 2009